EXHIBIT 107.1
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Morphic Holding, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,989,891 (2)	$35.68 (3)	$70,999,311	$0.00014760	$10,480
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	500,000 (4)	$35.68 (3)	$17,840,000	$0.00014760	$2,633
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	497,472 (5)	$30.32 (6)	$15,083,351	$0.00014760	$2,226
Total Offering Amounts					$103,922,662		$15,339
Total Fee Offsets							-
Net Fee Due							$15,339

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable under the Registrant’s Amended and Restated 2019 Equity Incentive Plan (the “Amended and Restated 2019 EIP”), 2019 Employee Stock Purchase Plan (the “2019 ESPP”) and 2024 Equity Inducement Plan (the “2024 Inducement Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents additional shares of Common Stock reserved for issuance under the Amended and Restated 2019 EIP resulting from the annual 4% automatic increase in the number of authorized shares available for issuance under the Amended and Restated 2019 EIP.
(3)Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $35.68, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on February 21, 2024.
(4)Represents additional shares of Common Stock reserved for issuance under the 2024 Inducement Plan.
(5)Represents additional shares of Common Stock reserved for issuance under the 2019 ESPP resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2019 ESPP.
(6)Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $30.32, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on February 21, 2024, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2019 ESPP.